5-3.D

COMPANY:  Global Marine Inc. (the "Company")

ITEM:     Resolutions of the Board of Directors

SUBJECT:  Termination of Retirement Plan for Outside Directors

DATE:     August 11, 1999


          RESOLVED that the Company's Retirement Plan for Outside Directors be and hereby is terminated effective the day immediately preceding the day on which directors are elected at the Company's annual meeting of stockholders in 2000 and that the present value of the then-accrued benefit of each participant who is not then receiving a benefit under the plan be paid to such participant in the form of a lump sum cash payment, but that each benefit then being paid under the plan continue to be paid to such recipient, in such form, and at such time or times as such benefit would have been paid but for said termination; and it was further

          RESOLVED that, in calculating the present value of accrued benefits of participants in the Retirement Plan for Outside Directors for the purpose of determining the amounts of the lump sum cash payments authorized by the immediately preceding resolution, (a) a discount rate of six percent be applied, (b) each participant entitled to receive such payment be deemed to be fully vested in an accrued benefit under the plan, (c) each such participant be credited with his service through May 2000, and (d) each such participant be deemed to have attained age 65; and it was further

          RESOLVED that the proper officers of the Company be and hereby are authorized and directed to do or cause to be done any and all such further acts and things, make any and all such payments, and negotiate, execute and deliver, for and on behalf of the Company and in its name, any and all such documents, papers, instruments and agreements as they may deem necessary or desirable to effect the intent and purposes of these resolutions.